Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of September 10, 2007, by and among Universal Fog, Inc., a Delaware corporation (the “Company”), Thomas Bontems, a citizen and resident of the state of Arizona (“Bontems”), and Sun, Xin, a resident and citizen of Harbin, Heilongjiang Province, People’s Republic of China (“Buyer”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(1) and 4(2) of the Securities Act (as defined below), and Regulation S promulgated under the Securities Act, Bontems desires to sell to Buyer, and Buyer desires to purchase from Bontems the (i) number of shares of Common Stock representing at least 51.53% of the total issued and outstanding shares of Common Stock of the Company on a fully diluted basis (the “Shares”), and (ii) 4,000,000 shares of Convertible Preferred Stock (the “Preferred Stock”).

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company, Bontems and Buyer agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions.  In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings indicated in this Section 1.1:

“Action” shall have the meaning ascribed to such term in Section 3.1(i).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 144.

“Asset Purchase Agreement” means that certain asset purchase agreement dated the date hereof pursuant to which the principals of the Company will acquire all of the assets of the Company at a second phase closing, assume all the liabilities of the Company at a first phase closing, and indemnify Buyer from and against any and all liabilities of the Company as such term is defined by generally accepted accounting principles.

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of Delaware are authorized or required by law or other governmental action to close.

“Closing” means the closing of the purchase and sale of the Shares and the Preferred Stock pursuant to Section 2.1 on September 10, 2007, or such other date as agreed to by the parties.

“Closing Date” means the date of the Closing.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Common Stock of the Company, par value $.0001 per share, and any securities into which such Common Stock may hereafter be reclassified.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company Counsel” means Vincent & Rees, L.C.

“Disclosure Schedules” means the Disclosure Schedules attached hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Indemnified Party” shall have the meaning ascribed to such term Section 5.13(b).

“Indemnifying Party” shall have the meaning ascribed to such term in Section 5.13(b).

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(n).

"Investor Securities" means the Shares and the Preferred Stock.

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal or other restriction.

“Material Adverse Effect” shall have the meaning ascribed to such term in Section 3.1(b).

“Material Permits” shall have the meaning ascribed to such term in Section 3.1(l).

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” means those 4,000,000 shares of Convertible Preferred Stock, par value $.0001, which are convertible into one share of common stock and which are insulated from the impact of a forward or reverse stock split or other recapitalization.

“Purchase Price” means the aggregate sum of $500,000.00.

“Registration Statement” means that certain registration statement on Form SB-2 with a registration number of 333-128831, and post-effective amendment No. 1 thereto, which was filed with the Commission on October 5, 2005 and extended by the Commission pursuant to a post effective order on July 13, 2007.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(g).

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means the shares of Common Stock purchased by Buyer pursuant to this Agreement.

“Subsidiary” shall have the meaning ascribed to such term in Section 3.1(a).

 “Trading Day” means (i) a day on which the Common Stock is traded on a Trading Market, or (ii) if the Common Stock is not quoted on a Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting price); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), and (ii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the OTC Bulletin Board.

“Transaction Documents” means this Agreement and any and all other documents or agreements executed in connection with the transactions contemplated hereunder.

“Transaction Securities” means the Shares and the Preferred Stock.

ARTICLE II.

PURCHASE AND SALE

2.1 Closing.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Bontems shall sell to Buyer and Buyer shall purchase from Bontems  subject to Section 2.3, (i) the number of Shares set forth opposite Buyer’s name on the signature page hereto, and (ii) 4,000,000 shares of Preferred Stock. Upon satisfaction of the conditions set forth in Section 2.2, the Closing shall occur at the offices the Company located at 1808 South 1st Avenue, Phoenix, Arizona 85003, or such other location as the parties shall mutually agree.

2.2 Closing Conditions.

(a) At the Closing, as a condition to Buyer’s obligations hereunder, Bontems shall deliver or cause to be delivered to:

(i) Buyer, a certificate or certificates for the number of shares of Common Stock set forth opposite the name of Buyer on the signature page hereof, duly endorsed in blank with a medallion signature guaranty;
(ii) subject to Section 2.3, Buyer, a certificate for 4,000,000 shares of Preferred Stock, duly endorsed in blank with a medallion signature guaranty;
(iii) Buyer, this Agreement duly executed by the Company;
(iv) Buyer, evidence satisfactory that the principals of the Company have acquired all of the assets and liabilities of the Company pursuant to the Asset Purchase Agreement;
(v) Buyer, evidence satisfactory that the Registration Statement has been withdrawn pursuant to Rule 477 under the Securities Act.

(b) at the Closing, as a condition to Bontems’ obligations hereunder, Buyer shall deliver or cause to be delivered to Bontems the following:

(i) this Agreement duly executed by Buyer; and
(ii) Buyer’s payment for the Shares and Preferred Stock being purchased from the escrow account by wire transfer;

(c) at the Closing, as a condition to each party’s obligations hereunder, all representations and warranties of each of the parties herein shall remain true and correct in all material respects as of the Closing Date.

(d) as of the Closing Date, as a condition to the Buyer’s obligations hereunder, there shall have been no Material Adverse Effect (other than pursuant to the Asset Purchase Agreement) with respect to the Company since the date hereof.

(e) from the date hereof to the Closing Date, and as a condition to the Buyer’s obligations, (i) trading in the Common Stock shall not have been suspended by the Commission (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to Closing); (ii) trading in securities generally shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market; and (iii) no banking moratorium shall have been declared either by the United States or New York State authorities.

2.3 Escrow Provisions.  Pending the sale of the Shares and the Preferred Stock, all funds paid hereunder shall be deposited by Buyer in escrow with Vincent & Rees, L.C. (the “Escrow Agent”) pursuant to an escrow agreement by and among the Escrow Agent,  Bontems, and Buyer (the “Escrow Agreement”).  On the Closing Date, the Escrow Agent shall deliver to the Buyer the Shares and Preferred Stock, and the balance of the Purchase Price to Bontems.

2.4 Certificates.  Subject to Section 2.3 Buyer hereby authorizes and directs Bontems, upon the Closing, to deliver certificates representing the Shares and Preferred Stock to Buyer pursuant to this Agreement to Buyer’s address indicated in this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company.  Except as set forth under the corresponding section of the Disclosure Schedules delivered concurrently herewith, the Company and Bontems, jointly and severally, hereby make the following representations and warranties as of the date hereof and as of the Closing Date to Buyer:

(a) Subsidiaries. Other than as disclosed in the SEC Reports, the Company has no direct or indirect subsidiaries (a “Subsidiary” and collectively, the “Subsidiaries”). The Company owns, directly or indirectly, all or the majority of the capital stock of each Subsidiary free and clear of any Liens, and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights.

(b) Organization and Qualification. Each of the Company and the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary (as applicable), except where the failure to be so qualified or in good standing (as applicable), as the case may be, would not result in (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business or financial condition of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”).

(c) Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and Bontems has the authority to enter into and to consummate the transactions contemplated by each of the Transactions Documents and otherwise to carry out their obligations thereunder. The execution and delivery of each of the Transaction Documents by the Company and Bontems and the consummation by them of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and Bontems and no further corporate action or other  action is required by the Company or Bontems in connection therewith. Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and Bontems and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company and Bontems enforceable against the Company and Bontems in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(d) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and Bontems and the consummation by Bontems of the transactions contemplated thereby, do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, certificates of designation (or similar document related to preferred stock), bylaws and/or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise), or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected, except in the case of each of clauses (ii) and (iii), such as would not result in a Material Adverse Effect.

(e) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by Bontems of the Transaction Documents, other than file a current report on Form 8-K under the Exchange Act.

(f) Capitalization.  Except as set forth in the SEC Reports, the capitalization of the Company is as described in the Company’s most recent periodic report filed with the Commission. Except as set forth in the SEC Reports, the Company has not issued any capital stock since such filing other than shares pursuant to its registration statement on Form SB-2.  No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as a result of the purchase and sale of the Securities, for employee stock options under the Company’s stock option plans, or otherwise as reflected in the SEC Reports, there are no outstanding options, warrants (other than the Hahn Warrant to purchase 2,000,000 shares of Common Stock), script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. The sale of the Securities will not obligate Bontems to sell shares of Common Stock or Preferred Stock other securities to any Person (other than Buyer) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities.

(g) SEC Reports; Financial Statements. The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or Section 15(d) of the Exchange Act, for the two (2) years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials, including the exhibits thereto, being collectively referred to herein as the “SEC Reports” and, together with the Disclosure Schedules to this Agreement, the “Disclosure Materials”).  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(h) Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as disclosed in the SEC Reports and as contemplated by the Asset Purchase Agreement, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any material liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company's financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its holders of Common Stock or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to the usual and ordinary course of business and the existing Company stock option plans. The Company does not have pending before the Commission any request for confidential treatment of information.

(i) Litigation. Except as disclosed in the SEC Reports or on Schedule 3.1(i) hereto, there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency and/or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents and/or the Transaction Securities or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor, to the knowledge of the Company, any director or officer thereof, except as disclosed in the SEC Reports, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty could result in a Material Adverse Effect.  Except as disclosed in the SEC Reports, to the knowledge of the Company, there is not pending or contemplated any investigation by the Commission and/or other entity involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

(j) Labor Relations. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company which could reasonably be expected to result in a Material Adverse Effect.

(k) Compliance. Except as disclosed in the SEC Reports, neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business, except in the case of clauses (i), (ii) and (iii) as would not result in a Material Adverse Effect.

(l) Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits would not have or reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(m) Title to Assets. The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to the business of the Company and the Subsidiaries, taken as a whole, and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, taken as a whole, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties.  Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in material compliance.

(n) Patents and Trademarks. To the knowledge of the Company and each Subsidiary, the Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary or material for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have would result in a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Neither the Company nor any Subsidiary has received a written notice that the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes the rights of any Person. To the knowledge of the Company, all such Intellectual Property Rights are enforceable.

(o) Transactions With Affiliates and Employees. Except as set forth in the SEC Reports and the Asset Purchase Agreement, none of the officers, directors and/or employees of the Company and the Subsidiaries are, to the knowledge of the Company, a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $60,000 other than (a) for payment of salary or consulting fees for services rendered, (b) reimbursement for expenses incurred on behalf of the Company and (c) for other employee benefits, including stock option agreements under any stock option plan of the Company.

(p) Internal Accounting Controls.  The Company and each of its subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company's Form 10-SB or 10-QSB, as the case may be, is being prepared.

(q) Certain Fees. The Company has not entered into an agreement to pay any brokerage or finder’s fees or commissions to any person including, but not limited to, any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. Buyer shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement, except to the extent Buyer made an agreement to make any such payment to George Raney & Associates, Inc.

(r) Regulation S Offering. Assuming the accuracy of Buyer’s Regulation S representations and warranties set forth in Section 3.2(c), no registration under the Securities Act is required for the offer and sale of the Investor Securities by Bontems to Buyer as contemplated hereby. The sale of the Investor Securities hereunder does not contravene the rules and regulations of the Trading Market.

(s) Application of Takeover Protections. The Company and its Board of Directors have taken all necessary action, if any is available, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company's Certificate of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Buyer as a result of the Buyer and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation the Bontem’s sale of the Transaction Securities and Buyer’s ownership of the Investor Securities.

(t) Registration Rights.  No person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

(u) Right of First Refusal.   No person, firm or other business entity is a party to any agreement, contract or understanding, written or oral entitling such party to a right of first refusal with respect to offerings of securities by the Company.

(v) Disclosure. The Company confirms that, neither the Company nor any other Person acting on its behalf has provided any of Buyer or their agents or counsel with any information that constitutes or might constitute material, non-public information. The Company understands and confirms that Buyer will rely on the foregoing representations and covenants in effecting transactions in securities of the Company. All disclosure provided to Buyer regarding the Company, its business and the transactions contemplated hereby, including the Disclosure Schedules to this Agreement, furnished by or on behalf of the Company are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(w) Conduct of Business.  Since December 31, 2006 and except as otherwise stated in the SEC Reports, the Company has not (a) incurred any debts, obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities incurred in the usual and ordinary course of business, having a Material Adverse Effect, (b) made or suffered any changes in its contingent obligations by way of guaranty, endorsement (other than the endorsement of checks for deposit in the usual and ordinary course of business), indemnity, warranty or otherwise, (c) discharged or satisfied any liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the balance sheet dated as at December 31, 2006 and forming part of the SEC Reports, and current liabilities incurred since December 31, 2006, in each case in the usual and ordinary course of business, (d) mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, (e) sold, transferred or leased any of its assets except in the usual and ordinary course of business, (f) cancelled or compromised any debt or claim, or waived or released any right, of material value, (g) suffered any physical damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties or business of the Company, (h) entered into any transaction other than in the usual and ordinary course of business except for this Agreement and the related agreements referred to herein, (i) encountered any labor difficulties or labor union organizing activities, (j) made or granted any wage or salary increase or entered into any employment agreement, (k) issued or sold any shares of capital stock or other securities or granted any options with respect thereto (except pursuant to the Registration Statement), or modified  any equity security of the Company, (l) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding equity securities, (m) suffered or experienced any change in, or condition affecting, its condition (financial or otherwise), properties, assets, liabilities, business operations or results of operations other than changes, events or conditions in the usual and ordinary course of its business, having (either by itself or in conjunction with all such other changes, events and conditions) a Material Adverse Effect, (n) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, or (o) entered into any agreement or otherwise obligated itself, to do any of the foregoing.

3.2 Representations and Warranties of Buyer. Buyer hereby represents and warrants as of the date hereof and as of the Closing Date to the Company and Bontems, acknowledging that the Company and Bontems are relying upon the accuracy and completeness of the representations and warranties set forth herein:

(a) Organization; Authority. Buyer, if not a natural person, is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations thereunder. The execution, delivery and performance by Buyer of the transactions contemplated by this Agreement has been duly authorized by all necessary corporate or similar action on the part of Buyer. Each Transaction Document to which it is a party has been duly executed by Buyer, and when delivered by Buyer in accordance with the terms hereof, will constitute the valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms.

(b) Investment Intent. Buyer understands that the Investor Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and it is acquiring the Investor Securities as principal for its own account for investment purposes.

(c) Regulation S Representations, Warranties and Covenants.  Buyer  represents and warrants to, and covenants with, the Company and Bontems, as follows:

(1)
Buyer is not a U.S. person and is not acquiring the shares of common stock of UFOG for the account or for the benefit of any U.S. person and is not a U.S. person who purchased the shares of common stock in a transaction that did not require registration under the Securities Act.

(2)
Buyer agrees to resell such common stock only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

(3)	Buyer agrees not to engage in hedging transactions with regard to such securities unless in compliance with the Securities Act.
(4)
Buyer consents to the certificate for the shares of common stock of UFOG to contain a legend to the effect that transfer is prohibited except pursuant to registration under the Securities Act, or pursuant to an available exemption from registration, and that hedging transactions involving the shares of common stock may not be conducted unless in compliance with the Securities Act.

(5)
Buyer acknowledges that the Company has agreed to refuse to register any transfer of the shares of common stock not made pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

(6)
Buyer covenants and represents and warrants in favor of the Company that all of the representations and warranties set forth herein shall be true and correct at the time of Closing as if made on that date.

(d) Buyer Status. At the time Buyer was offered the Shares and Preferred Stock, it was, and at the date hereof it is an “accredited investor” as defined in Rule 501(a) under the Securities Act. Buyer is not, and is not required to be, registered as a broker-dealer under Section 15 of the Exchange Act. In making an investment decision as to whether to purchase the Shares and Preferred Stock offered hereby, Buyer has relied solely upon the SEC Reports and the representation and warranties of the Company contained herein.  Buyer has had the opportunity to ask questions of, and receive answers from, representatives of the Company concerning the Company and the officers and all such questions have been asked and answered by the Company to the satisfaction of the Buyer.

(e) Experience of Buyer. Buyer, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Investor Securities, and has so evaluated the merits and risks of such investment. Buyer is able to bear the economic risk of an investment in the Investor Securities and, at the present time, is able to afford a complete loss of such investment.

(f) General Solicitation.  Buyer is not purchasing the Shares and Preferred Stock as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(g) No Conflicts. Neither the execution and delivery of this Agreement and/or any Transaction Document, nor the consummation of the Transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its organizational documents or other similar governing instruments.

(h) No Advice. Buyer understands that nothing in this Agreement or any other materials presented to Buyer in connection with the purchase and sale of the Investor Securities constitutes legal, tax or investment advice. Buyer has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Investor Securities.

(i) No Litigation, Etc. There is no action, suit, proceeding, judgment, claim or investigation pending or, to the knowledge of the Buyer, threatened against the Buyer which could reasonably be expected in any manner to challenge or seek to prevent, enjoin, alter or materially delay any of the transactions contemplated by the Transaction Documents.

(j) Approvals. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions set forth herein require no material action by or in respect of, or material filing with, any governmental body, agency, official or authority, by Buyer other than (i) any filings, authorizations, consents and approvals as may be required under the Hart-Scott-Rodino Improvements Act of 1976, as amended; (ii) the filing by Buyer with the Commission of such reports under the Exchange Act as may be required in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby, and (iii) any filings required by the securities or blue sky laws of the various states.

The Company and Bontems acknowledge and agree that Buyer does not make or has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.2 and Section 4.1.

ARTICLE IV.

OTHER AGREEMENTS OF THE PARTIES

4.1 Transfer Restrictions.

(a) The Investor Securities may only be disposed of in compliance with state and federal securities laws.

(b) Buyer agrees to the imprinting of a legend on any of the Investor Securities in the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. HEDGING TRANSACTIONS INVOLVING THE SHARES AND COMMON STOCK INTO WHICH THE PREFERRED STOCK IS CONVERTIBLE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

4.2 Furnishing of Information.  Until the date Buyer does not own any Investor Securities, the Company covenants and agrees to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act.  Upon the request of any such holder of Investor Securities, the Company shall deliver to such holder a written certification of a duly authorized officer as to whether it has complied with the preceding sentence. Until the date that Buyer does not own any Investor Securities, if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to Buyer and make publicly available in accordance with Rule 144(c) such information as is required for Buyer to sell any Shares and Preferred Stock under Rule 144. The Company further covenants and agrees that it will take such further action as any holder of Investor Securities may reasonably request, all to the extent required from time to time to enable such person to sell any Shares and Preferred Stock without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

4.3 Non-Public Information.  The Company covenants and agrees that neither it nor any other Person acting on its behalf will provide Buyer or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto Buyer shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that Buyer shall be relying on the foregoing representations in effecting transactions in securities of the Company.

4.4 Reimbursement. If any Buyer becomes involved in any capacity in any proceeding by or against any Person who is a stockholder of the Company (except as a result of sales, pledges, margin sales and similar transactions by Buyer to or with any current stockholder), solely as a result of Buyer's acquisition of the Securities under this Agreement, and provided any such person has complied with all laws, rules and regulations and is not in breach of any of its representations, warranties, or agreements made in any of the Transaction Documents, the Company will reimburse Buyer for its reasonable legal and other expenses (including the cost of any investigation preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred. The reimbursement obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any Affiliates of Buyer who are actually named in such action, proceeding or investigation, and partners, directors, agents, employees and controlling persons (if any), as the case may be, of  Buyer and any such Affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, Buyer and any such Affiliate and any such Person. The Company also agrees that neither Buyer nor any such Affiliates, partners, directors, agents, employees or controlling persons shall have any liability to the Company or any Person asserting claims on behalf of or in right of the Company solely as a result of acquiring the Securities under this Agreement, provided such person has complied with all laws, rules and regulations and is not in breach of any of its representations, warranties and agreements made in any of the Transaction Documents.

4.5 Reservation of Common Stock.  As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to sell the Shares, and issue the shares of common stock issuable upon conversion of the Preferred Stock.

4.6 Listing of Common Stock.  The Company hereby agrees to use its best efforts to maintain the listing of the Common Stock on its current Trading Market, and promptly file with the Trading Market to list the shares issuable upon conversion of the Preferred Stock on the Trading Market. The Company further agrees, if the Company applies to have the Common Stock traded on any other Trading Market, it will include in such application the Shares,  common stock issuable upon conversion of the Preferred Stock, and will take such other action as is necessary or desirable in the opinion of Buyer to cause the Shares and common stock issuable upon conversion of the Preferred Stock to be listed on such other Trading Market as promptly as possible. The Company will take all action reasonably necessary to continue the listing and trading of its Common Stock on its current Trading Market and will use its best efforts to comply in all material respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market.

4.7 Indemnification by Buyer. Buyer agrees to indemnify and hold harmless the Company, and its officers, directors, agents, representatives, shareholders and employees and each of their respective affiliates, and Bontems, in his individual capacity, from and against any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys' fees and costs of investigation that any such party may suffer or incur which are caused by or arise out of (i) any material misrepresentation or material breach or default in the performance by it of any covenant or agreement made by it in this Agreement or in any of the Transaction Documents; (ii) any material misrepresentation or material breach of warranty or representation made by it in this Agreement or in any of the Transaction Documents or, (iii) any cause of action, suit or claim brought or made against such Indemnified Party and arising out of or resulting from the execution, delivery, performance or enforcement of the Transaction Documents executed pursuant hereto by any of the Indemnified Parties.  Notwithstanding anything to the contrary provided herein or elsewhere, the liability of Buyer under this Section 4.7 shall be limited to the amount paid by Buyer pursuant hereto to purchase the Investor Securities, and the procedures and timing for indemnification by Buyer under this Section 4.7 shall follow the procedures and provisions of Sections 5.13(b) and (c), mutatismutandis, with respect to indemnification by the Company of the Buyer.

4.8 Reporting Obligations.  So long as Buyer beneficially owns any Investor Securities, the Company shall continue to file or furnish pursuant to the Exchange Act or the Securities Act, and the Company shall use commercially reasonable best efforts to maintain its status as an issuer required to file such reports under the Exchange Act.

4.9 No Assets or Liabilities at Closing.  Bontems represents, warrants and agrees with Buyer that as of the conclusion of the First Phase Closing and the Second Phase Closing under the Asset Purchase Agreement, the Company shall have no “assets” or “liabilities” (other than the Humankind and affiliate assets and liabilities) as such terms are defined by generally accepted accounting principles consistently applied.  It is the intention of the parties that all of the assets and liabilities of the Company shall have been transferred from the Company to the principals of the Company (or a company which they control) at the Second Phase Closing and First Phase Closing, respectively.  In addition, Bontems represents, warrants and agrees with Buyer that as of the Closing, the stock of Universal Fog, Inc., an Arizona corporation, shall be conveyed to the principals of the Company (or a company which they control), and all of the liabilities (as previously defined) of Universal Fog, Inc., an Arizona corporation, shall have been assumed by such principals or their corporation, and such principals or their corporation shall, jointly and severally, indemnify and hold harmless the Buyer against any all liabilities of the Company and Universal Fog, Inc., an Arizona corporation.

4.10 Cancellation of Convertible Preferred Stock.  The parties agree that the 4,000,000 shares of Convertible Preferred Stock shall be cancelled by the Company upon receipt by Buyer, and the Buyer shall caused to be issued 1,938,800 shares of common stock to Bontems, and 2,061,200 shares of common stock to the Buyer within two weeks of the date hereof.

ARTICLE V.

MISCELLANEOUS

5.1 Fees and Expenses. Except as otherwise set forth in this Agreement, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.  Bontems shall pay all stamp and other taxes and duties levied in connection with the sale of the Securities.

5.2 Entire Agreement. The Transaction Documents, together with any exhibits and any schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on (a) the next Business Day, if sent by U.S. nationally recognized overnight courier service for next day priority delivery, or (b) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications to the Company and Bontems shall be as set forth below and for Buyer shall be as set forth on the signature pages attached hereto.

If to the Company:

Universal Fog, Inc.
1808 South 1st Avenue
Phoenix, Arizona  85003
Attn: Thomas Bontems

If to Bontems:

c/o Universal Fog, Inc.
1808 South 1st Avenue
Phoenix, Arizona  85003

5.4 Amendments; Waivers.  No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company, Bontems and Buyer or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

5.5 Construction.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

5.6 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company and Bontems may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Buyer. Buyer, however, may assign any or all of its Investor Securities and/or rights under this Agreement to any Person, provided such transferee agrees in writing to be bound, with respect to the transferred Investor Securities and otherwise, by the provisions hereof that apply to Buyer.

5.7 No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

5.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to the conflicts of laws principles thereof. The parties hereto hereby irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement, shall be brought solely in a federal or state court located in the City of Wilmington, State of Delaware. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City of Wilmington, State of Delaware and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in Wilmington, Delaware. The parties hereto waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements.

5.9 Survival. The representations, warranties, agreements and covenants contained herein shall survive the Closing and delivery of the Shares and Preferred Stock for a period of twelve (12) months.

5.10 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

5.11 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

5.12 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, Buyer, the Company and Bontems will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.13 Indemnification by the Company and Bontems. The Company and Bontems shall, notwithstanding any termination of this Agreement, indemnify and hold harmless Buyer, the officers, directors, agents and employees of it, each Person who controls Buyer (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys' fees) and expenses (including the cost (including without limitation, reasonable attorneys’ fees) and expenses relating to an Indemnified Party’s (as defined below) actions to enforce the provisions of this Section 5.13) (collectively, “Losses”), as incurred, to the extent arising out of or relating to (i) any material misrepresentation or material breach of any representation or warranty made by the Company or Bontems in the Transaction Documents, or, (ii) any material breach of any covenant, agreement or obligation of the Company or Bontems contained in the Transaction Documents, or (iii) any cause of action, suit or claim brought or made against such Indemnified Party and arising out of or resulting from the execution, delivery, performance or enforcement of the Transaction Documents executed pursuant hereto by any of the Indemnified Parties. If the indemnification provided for in this Section 5.13 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any Losses, then the Indemnifying Party (as defined below), in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the actions or omissions that resulted in such Losses as well as any other relevant equitable considerations.  The Company and Bontems shall notify Buyer promptly of the institution, threat or assertion of any proceeding of which the Company or Bontems is aware in connection with the transactions contemplated by this Agreement.

(a) Conduct of Indemnification Proceedings. If any proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Company (the “Indemnifying Party”) in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, however, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally judicially determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have materially and adversely prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such proceeding; or (3) the named parties to any such proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and the reasonable fees and expenses of one separate counsel for all Indemnified Parties in any matters related on a factual basis shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such proceeding affected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding.

(b) Timing of Payments.  All reasonable fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such proceeding in a manner not inconsistent with this Section 5.13 shall be paid to the Indemnified Party, as incurred, within ten (10) Trading Days of written notice thereof to the Indemnifying Party; provided, however, that the Indemnified Party shall promptly reimburse the Indemnifying Party for that portion of such fees and expenses applicable to such actions for which such Indemnified Party is not entitled to indemnification hereunder, determined based upon the relative faults of the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

UNIVERSAL FOG, INC.

By: /s/ Thomas Bontems
             Thomas Bontems
          Chief Executive Officer

THOMAS BONTEMS

/s/  THOMAS BONTEMS
(In His Individual Capacity)

BUYER SIGNATURE PAGE

SUN, XIN

/s/ SUN, XIN
(In His Individual Capacity)

No. 33 An Kang Jie, Dao Li Qu, Harbin, Heilongjiang Province, PRC.

Address

Aggregate Number of Shares:   22,000,545

Dollar Amount of Shares: $ 500,000